Exhibit 11

             HILB, ROGAL AND HAMILTON COMPANY AND SUBSIDIARIES

              STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



                                                               Year Ended December 31
                                                            __________________________________

                                                              1995        1994        1993

PRIMARY:
    Average shares outstanding                              14,470,407  14,778,304  14,456,055

    Net effect of dilutive stock options-- based
      on the treasury stock method using average
      fair value                                                 9,989       7,082      33,575

    Net effect of guaranteed future shares to be
      issued in connection with an agency
      acquisition                                                                        3,009
                                                            ----------  ----------  ----------
    Average number of shares as adjusted                     14,480,396  14,785,386  14,492,639
                                                            ==========  ==========  ==========
    Net income                                             $11,828,910 $11,392,283 $ 8,293,393
                                                           =========== =========== ===========
    Per share amount                                              $.82        $.77        $.57
                                                                  ====        ====        ====
FULLY DILUTED:
    Average shares outstanding                              14,470,407  14,778,304  14,456,055

    Net effect of dilutive stock options-- based
      on the treasury stock method using the end
      of period fair value, if higher than average
      fair value                                                27,458       7,344      33,575

    Net effect of guaranteed future shares to be
      issued in connection with an agency
      acquisition                                                                        3,009

    Net effect of future shares to be issued in
      connection with an agency acquisition contingent
      upon performance                                                                  45,135
                                                            ----------  ----------  ----------
    Average number of shares as adjusted                    14,497,865  14,785,648  14,537,774
                                                           =========== =========== ===========
    Net income                                             $11,828,910 $11,392,283 $ 8,293,393
                                                           =========== =========== ===========
    Per share amount                                              $.82        $.77        $.57
                                                                  ====        ====        ====

Note: The per share amounts for each period presented above do not necessarily support amounts in the statement of consolidated income because common stock equivalents are less than 3% dilutive.